Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Third Quarter 2019 Earnings
Comparable Sales Increase 4.5 Percent
GAAP EPS from Cont. Ops. of $1.37 and Adj EPS of $1.36 vs. Guidance of $1.04 to $1.24
Company Raises Full-Year EPS Guidance

•	Third quarter comparable sales grew 4.5 percent, on top of 5.1 percent last year, meaning that comparable sales have risen nearly 10 percent over the last two years.

•	Third quarter comparable sales growth reflects 2.8 percent growth in stores and a 1.7 percentage point contribution from digital sales.

•
Third quarter comparable digital channel sales grew 31 percent, on top of 49 percent last year. Same-day fulfillment services (Order Pick Up, Drive Up and Shipt) accounted for 80% of Target’s digital comparable sales growth.

•	Third quarter comparable traffic grew 3.1 percent, driven by increases in both stores and digital channels.

•	Third quarter operating income grew 22.3 percent compared with last year.

•	GAAP EPS from continuing operations of $1.37 was 18.2 percent higher than last year. Adjusted EPS of $1.36 was 24.9 percent higher than last year.

•	Target now expects full-year 2019 GAAP EPS from continuing operations of $6.27 to $6.47 and Adjusted EPS of $6.25 to $6.45, compared with the prior range of $5.90 to $6.20.

•	For additional media materials, please visit:
https://corporate.target.com/article/2019/11/q3-2019-earnings

MINNEAPOLIS (November 20, 2019) - Target Corporation (NYSE: TGT) today announced its third quarter 2019 performance, including comparable sales growth of 4.5 percent and a 3.1 percent increase in comparable traffic. The Company reported GAAP earnings per share (EPS)

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Target Corporation Reports Third Quarter 2019 Earnings - Page 2 of 13
from continuing operations of $1.37 in third quarter 2019, up 18.2 percent from $1.16 in third quarter 2018. Third quarter Adjusted EPS of $1.36 was 24.9 percent higher than $1.09 in third quarter 2018. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
Brian Cornell, chairman and CEO of Target, said “The Target team did an excellent job serving our guests and executing our strategy throughout the third quarter. Our third quarter results are further proof of the durability of our strategy, as we’re seeing industry-leading strength across multiple metrics, from the top line to the bottom line. Looking ahead, we have ushered in the holiday season with an unwavering commitment to guest service that complements our highly differentiated, value-driven assortment, our exceptional in-store shopping experience as well as an unmatched suite of easy and convenient fulfillment options.”

Fourth Quarter and Full-Year 2019 Guidance
For the fourth quarter, Target expects comparable sales growth of 3 to 4 percent, and GAAP EPS from continuing operations of $1.55 to $1.75 and Adjusted EPS of $1.54 to $1.74. For the full year, the Company now expects GAAP EPS from continuing operations of $6.27 to $6.47 and Adjusted EPS of $6.25 to $6.45, compared with the prior range of $5.90 to $6.20. The difference between the GAAP and Adjusted ranges reflect an expected $0.01 impact from a discrete item in the fourth quarter and the $0.01 difference recognized through the third quarter.
Fourth quarter and full-year 2019 GAAP EPS from continuing operations may include the impact of additional discrete items which will be excluded in calculating Adjusted EPS.
The Company announced today that it plans to issue a post-holiday financial update on Wednesday, January 15, 2020.

Operating Results
Total revenue of $18.7 billion increased 4.7 percent from $17.8 billion last year, reflecting sales growth combined with an 8.8 percent increase in other revenue. Third quarter sales growth of 4.7 percent reflected comparable sales growth of 4.5 percent combined with the

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Target Corporation Reports Third Quarter 2019 Earnings - Page 3 of 13
contribution from non-mature stores. Comparable digital sales grew 31 percent, contributing 1.7 percentage points to total comparable sales growth. Operating income was $1,002 million in third quarter 2019, up 22.3 percent from $819 million in third quarter 2018.
Third quarter operating income margin rate was 5.4 percent in 2019, compared with 4.6 percent in 2018. Third quarter gross margin rate was 29.8 percent, compared with 28.7 percent in 2018, reflecting the benefit of merchandising efforts to optimize costs, pricing, promotions and assortment, combined with favorable category sales mix. Third quarter SG&A expense rate was 22.3 percent in 2019, compared with 22.1 percent in 2018. This increase reflected higher marketing and compensation costs, partially offset by broad-based cost savings.

Interest Expense and Taxes
The Company’s third quarter 2019 net interest expense was $113 million, compared with $115 million last year, reflecting lower average net debt balances compared to last year. Third quarter 2019 effective income tax rate from continuing operations was 21.7 percent, compared with 13.6 percent last year. Last year’s effective income tax rate included discrete benefits of the Tax Cuts and Jobs Act of 2017 (Tax Act).

Shareholder Returns
The Company returned $631 million to shareholders in third quarter 2019, including:

•	Dividends of $337 million, compared with $337 million in third quarter 2018, reflecting a 3.1 percent increase in the dividend per share offset by a decline in share count.

•	Share repurchases totaling $294 million that retired 3.0 million shares of common stock at an average price of $99.25.
At the end of the third quarter, the Company had approximately $0.3 billion of remaining capacity under the $5 billion share repurchase program approved in 2016. In September 2019, Target’s Board of Directors authorized a new $5 billion share repurchase program. Repurchases through this program will begin upon completion of the 2016 program.

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Target Corporation Reports Third Quarter 2019 Earnings - Page 4 of 13
For the trailing twelve months through third quarter 2019, after-tax return on invested capital (ROIC) was 15.0 percent, compared with 15.8 percent for the twelve months through third quarter 2018. Excluding the discrete impacts of the Tax Act, ROIC was 15.1 percent for the trailing twelve months ended November 2, 2019, compared with 13.9 percent in the comparable prior-year period. See the tables of this release for additional information about the Company’s ROIC calculation.

Conference Call Details
Target will webcast its third quarter earnings conference call at 7:00 a.m. CST today. Investors and the media are invited to listen to the call at investors.target.com (hover over “investors” then click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CST today through the end of business on November 22, 2019. The replay number is 800-477-4783.

Miscellaneous
Statements in this release regarding fourth quarter and full-year 2019 earnings per share and comparable sales guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 2, 2019. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

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Target Corporation Reports Third Quarter 2019 Earnings - Page 5 of 13
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,800 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports Third Quarter 2019 Earnings - Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	November 2, 2019	November 3, 2018	Change	November 2, 2019	November 3, 2018	Change
Sales	$18,414	$17,590	4.7%	$53,997	$51,699	4.4%
Other revenue	251	231	8.8	716	680	5.3
Total revenue	18,665	17,821	4.7	54,713	52,379	4.5
Cost of sales	12,935	12,535	3.2	37,808	36,400	3.9
Selling, general and administrative expenses	4,153	3,937	5.5	11,728	11,347	3.4
Depreciation and amortization (exclusive of depreciation included in cost of sales)	575	530	8.5	1,717	1,639	4.8
Operating income	1,002	819	22.3	3,460	2,993	15.6
Net interest expense	113	115	(1.6)	359	352	2.0
Net other (income) / expense	(12)	(9)	36.5	(38)	(21)	83.8
Earnings from continuing operations before income taxes	901	713	26.3	3,139	2,662	17.9
Provision for income taxes	195	97	100.8	703	530	32.8
Net earnings from continuing operations	706	616	14.5	2,436	2,132	14.3
Discontinued operations, net of tax	8	6		11	7
Net earnings	$714	$622	14.8%	$2,447	$2,139	14.4%
Basic earnings per share
Continuing operations	$1.38	$1.17	18.2%	$4.75	$4.01	18.5%
Discontinued operations	0.02	0.01		0.02	0.01
Net earnings per share	$1.40	$1.18	18.5%	$4.77	$4.02	18.6%
Diluted earnings per share
Continuing operations	$1.37	$1.16	18.2%	$4.71	$3.98	18.5%
Discontinued operations	0.02	0.01		0.02	0.01
Net earnings per share	$1.39	$1.17	18.5%	$4.74	$3.99	18.7%
Weighted average common shares outstanding
Basic	509.7	525.9	(3.1)%	512.5	531.5	(3.6)%
Diluted	514.8	531.2	(3.1)%	516.8	536.2	(3.6)%
Antidilutive shares	—	—		—	—
Dividends declared per share	$0.66	$0.64	3.1%	$1.96	$1.90	3.2%
Note: Per share amounts may not foot due to rounding.

Target Corporation Reports Third Quarter 2019 Earnings - Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	November 2, 2019	February 2, 2019	November 3, 2018
Assets
Cash and cash equivalents	$969	$1,556	$825
Inventory	11,396	9,497	12,393
Other current assets	1,440	1,466	1,421
Total current assets	13,805	12,519	14,639
Property and equipment
Land	6,040	6,064	6,069
Buildings and improvements	30,467	29,240	29,090
Fixtures and equipment	6,032	5,912	5,784
Computer hardware and software	2,636	2,544	2,660
Construction-in-progress	298	460	384
Accumulated depreciation	(19,089)	(18,687)	(18,380)
Property and equipment, net	26,384	25,533	25,607
Operating lease assets	2,151	1,965	1,997
Other noncurrent assets	1,401	1,273	1,329
Total assets	$43,741	$41,290	$43,572
Liabilities and shareholders’ investment
Accounts payable	$11,258	$9,761	$11,959
Accrued and other current liabilities	4,191	4,201	4,096
Current portion of long-term debt and other borrowings	1,159	1,052	1,535
Total current liabilities	16,608	15,014	17,590
Long-term debt and other borrowings	10,513	10,223	10,104
Noncurrent operating lease liabilities	2,208	2,004	2,046
Deferred income taxes	1,215	972	970
Other noncurrent liabilities	1,652	1,780	1,782
Total noncurrent liabilities	15,588	14,979	14,902
Shareholders’ investment
Common stock	42	43	43
Additional paid-in capital	6,006	6,042	5,867
Retained earnings	6,270	6,017	5,884
Accumulated other comprehensive loss	(773)	(805)	(714)
Total shareholders’ investment	11,545	11,297	11,080
Total liabilities and shareholders’ investment	$43,741	$41,290	$43,572
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 506,677,740, 517,761,600 and 521,810,597 shares issued and outstanding at November 2, 2019, February 2, 2019, and November 3, 2018, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Third Quarter 2019 Earnings - Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	November 2, 2019	November 3, 2018
Operating activities
Net earnings	$2,447	$2,139
Earnings from discontinued operations, net of tax	11	7
Net earnings from continuing operations	2,436	2,132
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	1,905	1,826
Share-based compensation expense	116	106
Deferred income taxes	235	261
Noncash losses / (gains) and other, net	6	85
Changes in operating accounts
Inventory	(1,899)	(3,796)
Other assets	(10)	(140)
Accounts payable	1,473	3,298
Accrued and other liabilities	(121)	(158)
Cash provided by operating activities—continuing operations	4,141	3,614
Cash provided by operating activities—discontinued operations	18	10
Cash provided by operations	4,159	3,624
Investing activities
Expenditures for property and equipment	(2,403)	(2,873)
Proceeds from disposal of property and equipment	29	39
Other investments	14	15
Cash required for investing activities	(2,360)	(2,819)
Financing activities
Change in commercial paper, net	—	490
Additions to long-term debt	994	—
Reductions of long-term debt	(1,041)	(268)
Dividends paid	(995)	(1,001)
Repurchase of stock	(959)	(1,485)
Accelerated share repurchase pending final settlement	(450)	(450)
Stock option exercises	65	91
Cash required for financing activities	(2,386)	(2,623)
Net decrease in cash and cash equivalents	(587)	(1,818)
Cash and cash equivalents at beginning of period	1,556	2,643
Cash and cash equivalents at end of period	$969	$825

Target Corporation Reports Third Quarter 2019 Earnings - Page 9 of 13

TARGET CORPORATION

Operating Results

	Three Months Ended		Nine Months Ended
Rate Analysis (unaudited)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Gross margin rate	29.8%	28.7%	30.0%	29.6%
SG&A expense rate	22.3	22.1	21.4	21.7
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	3.1	3.0	3.1	3.1
Operating income margin rate	5.4	4.6	6.3	5.7
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $177 million and $505 million of profit-sharing income under our credit card program agreement for the three and nine months ended November 2, 2019, respectively, and $169 million and $503 million for the three and nine months ended November 3, 2018, respectively.

	Three Months Ended		Nine Months Ended
Comparable Sales (unaudited)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Comparable sales change	4.5%	5.1%	4.2%	4.9%
Drivers of change in comparable sales
Number of transactions	3.1	5.3	3.3	5.1
Average transaction amount	1.4	(0.2)	0.9	(0.2)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Nine Months Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Stores channel comparable sales change	2.8%	3.2%	2.3%	3.4%
Digital channel contribution to comparable sales change	1.7	1.9	1.9	1.5
Total comparable sales change	4.5%	5.1%	4.2%	4.9%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Nine Months Ended
Sales by Channel (unaudited)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Stores originated	92.5%	94.0%	92.7%	94.4%
Digitally originated	7.5	6.0	7.3	5.6
Total	100%	100%	100%	100%

	Three Months Ended		Nine Months Ended
RedCard Penetration (unaudited)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Target Debit Card	12.5%	12.9%	12.7%	13.1%
Target Credit Cards	10.7	10.8	10.6	10.8
Total RedCard Penetration	23.1%	23.7%	23.3%	23.9%
Note: Amounts may not foot due to rounding.

Target Corporation Reports Third Quarter 2019 Earnings - Page 10 of 13

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	November 2, 2019	February 2, 2019	November 3, 2018	November 2, 2019	February 2, 2019	November 3, 2018
170,000 or more sq. ft.	272	272	273	48,619	48,604	48,778
50,000 to 169,999 sq. ft.	1,504	1,501	1,505	189,164	188,900	189,496
49,999 or less sq. ft.	86	71	68	2,475	2,077	1,984
Total	1,862	1,844	1,846	240,258	239,581	240,258

(a)	In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Third Quarter 2019 Earnings - Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations (GAAP EPS). Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	November 2, 2019			November 3, 2018
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.37			$1.16	18.2%
Adjustments
Tax Act (a)	$—	$—	$—	$—	$(39)	$(0.07)
Other (c)	(9)	(6)	(0.01)	—	—	—
Adjusted diluted earnings per share from continuing operations			$1.36			$1.09	24.9%

	Nine Months Ended
	November 2, 2019			November 3, 2018
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$4.71			$3.98	18.5%
Adjustments
Tax Act (a)	$—	$—	$—	$—	$(39)	$(0.07)
Income tax matters (b)	—	—	—	—	(18)	(0.03)
Other (c)	(9)	(6)	(0.01)	—	—	—
Adjusted diluted earnings per share from continuing operations			$4.70			$3.87	21.4%
Note: Amounts may not foot due to rounding.

(a)	Represents discrete items related to the Tax Cuts and Jobs Act of 2017 (Tax Act).

(b)	Represents benefits from the resolution of certain income tax matters unrelated to current period operations.

(c)	Represents an insurance recovery related to the 2013 data breach.

Target Corporation Reports Third Quarter 2019 Earnings - Page 12 of 13

Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures which we believe provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measure for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Nine Months Ended
(millions) (unaudited)	November 2, 2019	November 3, 2018	Change	November 2, 2019	November 3, 2018	Change
Net earnings from continuing operations	$706	$616	14.5%	$2,436	$2,132	14.3%
+ Provision for income taxes	195	97	100.8	703	530	32.8
+ Net interest expense	113	115	(1.6)	359	352	2.0
EBIT	$1,014	$828	22.4%	$3,498	$3,014	16.1%
+ Total depreciation and amortization (a)	637	592	7.6	1,905	1,826	4.3
EBITDA	$1,651	$1,420	16.2%	$5,403	$4,840	11.6%

(a)	Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Third Quarter 2019 Earnings - Page 13 of 13

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	November 2, 2019	November 3, 2018 (a)
Operating income	$4,577	$4,122
+ Net other income / (expense)	45	35
EBIT	4,622	4,157
+ Operating lease interest (b)	86	83
- Income taxes (c)(d)	1,043	524
Net operating profit after taxes	$3,665	$3,716

Denominator	November 2, 2019	November 3, 2018	October 28, 2017
Current portion of long-term debt and other borrowings	$1,159	$1,535	$1,366
+ Noncurrent portion of long-term debt	10,513	10,104	11,090
+ Shareholders' equity	11,545	11,080	11,092
+ Operating lease liabilities (e)	2,390	2,208	2,041
- Cash and cash equivalents	969	825	2,725
- Net assets of discontinued operations (f)	—	—	4
Invested capital	$24,638	$24,102	$22,860
Average invested capital (g)	$24,369	$23,481

After-tax return on invested capital (d)	15.0%	15.8%
After-tax return on invested capital excluding discrete impacts of Tax Act (d)	15.1%	13.9%

(a)	Consisted of 53 weeks.

(b)
Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A Expenses. Operating lease interest is added back to operating income in the ROIC calculation to control for differences in capital structure between us and our competitors.

(c)
Calculated using the effective tax rates for continuing operations, which were 22.1 percent and 12.3 percent for the trailing twelve months ended November 2, 2019, and November 3, 2018, respectively. For the trailing twelve months ended November 2, 2019, and November 3, 2018, includes tax effect of $1,024 million and $514 million, respectively, related to EBIT, and $19 million and $10 million, respectively, related to operating lease interest.

(d)	The effective tax rate for the trailing twelve months ended November 2, 2019, and November 3, 2018, includes discrete tax items of $(3) million and $382 million, respectively, related to the Tax Act.

(e)	Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.

(f)	Included in Other Assets and Liabilities.

(g)	Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.